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                                                                Exhibit 99.2


CFW
COMMUNICATIONS
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401 Spring Lane                                                     540 946-3500
Suite 300                                             FAX: 540 946-3599
PO Box 1990
Waynesboro, VA 22980-7590

                                            Contact:     Michael B. Moneymaker
                                                         Vice President & CFO
                                                         CFW Communications
                                                         Phone: (540) 946-3531
                                                         Fax:   (540) 946-3595
For Immediate Release
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                 CFW Communications To Sell Directory Assistance

                            Operations to Telegate AG

WAYNESBORO, Va. - CFW Communications (NASDAQ: CFWC) announced today that telegate AG, a provider of directory assistance services throughout Germany, will purchase the Company's directory assistance operations for $35.5 million. The purchase price consists of $32.0 million in cash and $3.5 million in stock of telegate AG, a public company traded on the Frankfurt Stock Exchange, in exchange for the Company's ownership interest in CFW Information Services Inc. (CFW ISI), a wholly owned subsidiary. CFW ISI provides directory assistance (DA) for several communications companies, and responds to an average of 180,000 directory assistance requests every business day. Services are provided via three regional call centers in Waynesboro, Clifton Forge, and Winchester, VA. The Company will retain ownership of the three call center buildings and lease the facilities to telegate AG. Closing on the sales transaction will occur after receipt of customary regulatory approvals.

     James S. Quarforth, Chairman and CEO of CFW Communications, said, "This transaction is consistent with the Company's integrated communications

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CFW COMMUNICATIONS/TELEGATE AG
2-2-2

provider (ICP) strategy, and the re-shaping of Company resources to focus on the development and deployment of key strategic services, including digital PCS, competitive local telephone, Internet, and high speed data services. Proceeds from this sale will enable other strategic opportunities that more closely align with our regional ICP strategy." He continued, "telegate has solid directory assistance experience in Europe, and we are pleased that they will be using the CFW ISI infrastructure to launch their initial service operations in the United States."

         telegate AG was founded in 1996, and currently has more than 2,500 employees. The company provides directory assistance and other value-added DA services from 8 call centers throughout Germany. "This is obviously an important milestone for telegate" stated Dr. Klaus Harisch, co-founder and CEO. "This acquisition represents our first entry into the U.S. market, and provides for a stable base of operations, excellent facilities, and employees with a proven track record. We are very excited about this opportunity."

         CFW Communications (NASDAQ: CFWC), doing business as CFW Intelos and Intelos, is an integrated communications provider with headquarters in Waynesboro, Virginia. CFW provides a broad range of products and services to customers in Virginia, West Virginia, Kentucky and Tennessee including digital PCS, dial-up Internet access, high-speed data transmission, DSL (high-speed Internet access), and local telephone and long distance telephone services. Detailed information about CFW Communications and Intelos is available online at www.cfw.com and www.intelos.com.
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